EXHIBIT 10.5

Iteris, Inc.
Deferred Compensation Plan

Effective Date
October 1, 2020

Iteris, Inc. Deferred Compensation Plan

Article I
    Establishment and Purpose    1

Article II
    Definitions    1

Article III
    Eligibility and Participation    7

Article IV
    Deferrals    7

Article V
    Payments from Accounts    11

Article VI
    Valuation of Account Balances; Investments    14

Article VII
    Administration    15

Article VIII
    Amendment and Termination    17

Article IX
    Informal Funding    17

Article X
    Claims    18

Article XI
    General Provisions    24

Iteris, Inc. Deferred Compensation Plan

Article I
Establishment and Purpose
Iteris, Inc. (the “Company”) has adopted this Iteris, Inc. Deferred Compensation Plan, applicable to Compensation deferred under Compensation Deferral Agreements submitted on and after the Effective Date.

The purpose of the Plan is to attract and retain key employees, executives and Directors by providing them with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Participating Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits attributable to services performed for it. The Plan is unfunded for Federal tax purposes. Any amounts set aside to defray the liabilities assumed by the Company or a Participating Employer will remain the general assets of the Company or the Participating Employer and shall remain subject to the claims of the Company’s or the Participating Employer's creditors until such amounts are distributed to the Participants.

This Plan shall consist of two plans, one that is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and one for the benefit of non-Employee Directors. To the extent required by law, the terms of this Plan applicable to Directors shall also constitute a separate written plan document with its terms set forth in the applicable portions of this Plan.

Article II
Definitions
2.1    Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. A Participant’s Accounts shall include his or her Class Year Retirement Accounts, Class Year Specified Date Accounts and Stock Unit Accounts.

2.2    Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

Iteris, Inc. Deferred Compensation Plan

2.3    Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4    Annual Deferral Amount. Annual Deferral Amount means, with respect to a Participant, the sum of all Deferrals made by a Participant for any Class Year. A Participant’s Compensation Deferral Agreement shall identify the Class Year to which his or her Deferrals pursuant to such Compensation Deferral Agreement relate.

2.5    Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 5.4 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.6    Board of Directors. Board of Directors means, for a Participating Employer organized as a corporation, its board of directors and for a Participating Employer organized as a limited liability company, its board of managers.

2.7    Business Day. Business Day means each day on which the Nasdaq Stock Market is open for business.

2.8    Change in Control. Change in Control means the first to occur of any of a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as these events are defined in Treas. Reg. § 1.409A-3(i)(5), or as these definitions may later be modified by other regulatory pronouncements).

2.9    Claimant. Claimant means a Participant or Beneficiary filing a claim under Article X of this Plan.

2.10    Class Year. Unless otherwise specified by the Committee, a Class Year shall be the Plan Year.

2.11    Class Year Retirement Account. Class Year Retirement Account means, with respect to a Participant for any given Class Year, an entry on the records of the Employer equal to (a) that portion of the Participant’s Annual Deferral Amount for such Class Year (other than Equity Awards) allocated by the Participant to a Class Year Retirement Account for such Class Year, and/or (b) all of an Equity Award constituting a portion of the Participant’s Annual Deferral Amount for such Class Year allocated by the Participant to a Class Year Retirement Account for such Class Year. Unless otherwise determined by the Committee, a Participant may only allocate his or her cash Annual Deferral Amount to one Class Year Retirement Account for each Class Year.

2.12    Class Year Specified Date Account. Class Year Specified Date Account means, with respect to a Participant for any given Class Year, an entry on the records of the Employer equal to (a) that portion of the Participant’s Annual Deferral Amount for such Class Year (other than Equity Awards) allocated by the Participant to a Class Year Specified Date Account for such Class Year, and/or (b) all of an Equity Award constituting a portion of the Participant’s Annual Deferral Amount for such Class Year allocated by the

Iteris, Inc. Deferred Compensation Plan

Participant to a Class Year Specified Date Account for such Class Year. Unless otherwise determined by the Committee, a Participant may only allocate his or her cash Annual Deferral Amount to one Class Year Specified Date Account for each Class Year.
2.13    Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.14    Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.15    Committee. Committee means the Company or a committee appointed by the Company to administer the Plan. Unless and until otherwise specified, the Committee under the Plan shall be the Compensation Committee of the Board, or its designee.

2.16    Common Stock. Common Stock means the common stock of the Company.

2.17    Company. Company means Iteris, Inc.

2.18    Compensation. Compensation means a Participant’s salary, annual bonus, Equity Awards, and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under Section 4.2 of this Plan, but excluding any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A and excluding any compensation that is not U.S. source income. With respect to Directors only, Compensation shall also include cash retainers or director fees.

2.19    Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (a) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, (b) whether such Deferral and how much of such Deferral will be allocated to a Class Year Retirement Account or a Class Year Specified Date Account, and (c) the Payment Schedule applicable to one or more Accounts.

2.20    Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.21    Deferred Stock Unit. Deferred Stock Unit means a unit representing the right to receive one share of Common Stock pursuant to an Equity Award for which a deferral election has been made under this Plan.

2.22    Director. Director means a member of the Board of Directors of the Company.

Iteris, Inc. Deferred Compensation Plan

2.23    Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VI.

2.24    Effective Date. Effective Date means October 1, 2020.

2.25    Eligible Individual. Eligible Individual means an Employee who is a member of a select group of management or highly compensated employees or an independent contractor who has been notified during an applicable enrollment of his or her status as an Eligible Individual. The Committee has the discretion to determine which Employees and independent contractors are Eligible Individuals for each enrollment. Non-Employee Directors shall also be Eligible Individuals.

2.26    Employee. Employee means a common-law employee of an Employer.

2.27    Employer. Employer means the Company and each Participating Employer.

2.28    Equity Award. Equity Award means any restricted stock unit award granted by the Company to a Participant pursuant to the Equity Plan.

2.29    Equity Plan. Equity Plan means the Company’s Amended and Restated 2016 Omnibus Incentive Plan, as it may be amended or restated from time to time, or, to the extent applicable, any similar future or successor equity compensation plan of the Company.

2.30    ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.31    Exchange Act. Exchange Act means the Securities Exchange Act of 1934, as amended.

2.32    Participant. Participant means an individual described in Article III.

2.33    Participating Employer. Participating Employer means the Company and each Affiliate who has adopted the Plan with the consent of the Company. Each Participating Employer shall be identified on Schedule A attached hereto.

2.34    Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.35    Performance-Based Compensation. Performance-Based Compensation means Compensation that meets the requirements of performance-based compensation specified in Section 409A(a)(4)(B)(iii) of the Code. Performance-Based Compensation shall be designated as such by the Company and the amount of, or entitlement to, the Compensation shall be contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months provided that the Participant performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Participant makes an initial deferral election.

Iteris, Inc. Deferred Compensation Plan

Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as Performance-Based Compensation shall be made in accordance with Treas. Reg. Section 1.409A-1(e)).

2.36    Plan. Plan means “Iteris, Inc. Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also means a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.37    Plan Year. Plan Year means January 1 through December 31.

2.38    Retirement. Retirement means a Participant’s Separation from Service after the attainment of age 55.

2.39    Separation from Service. Separation from Service means a Participant’s “separation from service” as defined in Treasury Regulations Section 1.409A-1(h) with respect to the Employer and all Affiliates.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.22 of the Plan, except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a Participant has had a Separation from Service, including whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.

2.40    Stock Unit Account. A Stock Unit Account means an Account established by the Committee to record the Deferred Stock Units credited to a Participant’s Account(s) with respect to that portion of each Equity Award that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Each Equity Award deferred into a Stock Unit Account shall be designated by the Participant to be deferred as either a Class Year Specified Date Account or a Class Year Retirement Account, but an Equity Award for a Class Year may not be split between a Class Year Specified Date Account and a Class Year Retirement Account.

Iteris, Inc. Deferred Compensation Plan

2.41    Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee. In all events, the existence of an “Unforeseeable Emergency” shall be determined by the Committee in accordance with the requirements of Section 409A of the Code.

2.42    Valuation Date. Valuation Date means each Business Day.

Article III
Eligibility and Participation
3.1    Eligibility and Participation. All Eligible Individuals may enroll in the Plan. Eligible Individuals become Participants on the date on which the first Compensation Deferral Agreement submitted by such Eligible Individual becomes irrevocable under Article IV.

3.2    Duration. Only Eligible Individuals may submit Compensation Deferral Agreements during the Plan Year. A Participant who is no longer an Eligible Individual but has not incurred a Separation from Service will not be allowed to submit new Compensation Deferral Agreements following such Separation from Service but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero. All Participants, regardless of status as an Eligible Individual, will continue to be credited with Earnings and during such time may continue to make allocation elections as provided in Section 6.4. An individual shall cease being a Participant in the Plan when all of his Account Balances have been reduced to zero.

3.3    Rehires. An Eligible Individual who Separates from Service and who subsequently resumes performing services for a Participating Employer in the same calendar year (regardless of eligibility) will have his or her Compensation Deferral Agreement for such year, if any, reinstated, but his or her eligibility to participate in the Plan in years subsequent to the year of rehire shall be governed by the provisions of Section 3.1.

Article IV
Deferrals

a.Deferral Elections.

(a)Generally. An Eligible Individual may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by

Iteris, Inc. Deferred Compensation Plan

the Committee, but in any event in accordance with Section 4.2. Unless an earlier date is specified in the Compensation Deferral Agreement, deferral elections with respect to a component of Compensation become irrevocable as provided under Section 4.2.

(b)Noncompliant Deferrals. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, that does not comply with Section 409A, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A with respect to an item of Compensation, shall be considered null and void and shall not take effect with respect to such item of Compensation. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(c)Minimum and Maximum Deferrals. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee during the applicable enrollment, Participants may defer a maximum of (i) 75% of their base salary earned during the Plan Year, (ii) 100% of other Compensation payable in cash earned during the applicable Plan Year (or, if applicable, fiscal year), including any Director fees or retainers paid in cash to a Director for service on the Board of Directors, and (iii) 100% of any Equity Awards granted during the Plan Year. Unless otherwise specified by the Committee during the applicable enrollment period, Participants must defer a minimum of 50% of any Equity Award. Unless otherwise specified by the Committee during the applicable enrollment period, Deferral election percentages shall be in increments of 5% for cash compensation and 25% for Equity Awards. Any selected deferral election percentage of an Equity Award that would otherwise result in a deferral of a fractional Deferred Stock Unit will instead be rounded and apply to the next nearest whole number of units subject to the Equity Award.

(d)Calculation of Deferrals. Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so as not to exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, required employee benefit deductions, deferrals to 401(k) plans and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

4.2    Timing Requirements for Compensation Deferral Agreements.

(a)    Initial Eligibility. The Committee may permit an Eligible Individual to defer Compensation earned or granted in the first year of eligibility. The

Iteris, Inc. Deferred Compensation Plan

Compensation Deferral Agreement must be filed within 30 days after attaining Eligible Individual status and becomes irrevocable upon filing. A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned after the date that the Compensation Deferral Agreement becomes irrevocable. The determination of whether an Eligible Individual may file a Compensation Deferral Agreement under this Section 4.2(a) shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treasury Regulations Section 1.409A-2(a)(7).

(b)Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit an Eligible Individual to defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned or granted. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline.

(c)Performance-Based Compensation. The Committee may permit an Eligible Individual to defer Compensation which qualifies as Performance-Based Compensation by filing a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period, provided that:

(i)the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)    the Performance-Based Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election in accordance with the foregoing requirements. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void unless it would be considered timely under another rule described in this Section.

(b)Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains a “legally binding right” to such Compensation (within the meaning of Section 409A of the Code), the Committee may permit an Eligible Individual to defer such Compensation by filing a Compensation Deferral

Iteris, Inc. Deferred Compensation Plan

Agreement on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph shall become irrevocable not later than such 30th day. For this purpose, a condition will not be treated as failing to require the Participant to continue to provide services for at least 12 months merely because the condition lapses upon the death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) of the Participant, or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), provided that if the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.
(e)    Evergreen” Deferral Elections. The Committee, in its discretion, may provide that Compensation Deferral Agreements will continue in effect for subsequent years or performance periods by communicating that intention to Participants in writing prior to the date Compensation Deferral Agreements become irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be revoked or modified in writing prospectively by the Participant or the Committee with respect to Compensation for which such election remains revocable under this Section 4.2.

4.3    Allocation of Deferrals. With respect to his or her Annual Deferral Amount, a Participant shall make, on his or her Compensation Deferral Agreement with respect to a Class Year, an election to allocate such Annual Deferral Amount among one or more Class Year Specified Date Accounts and/or Class Year Retirement Accounts for such Plan Year and specify the Payment Schedule for each such Account in accordance with Article V. Such allocations may be in the form of a specified dollar amount or a specified percentage of such year’s Annual Deferral Amount, as determined by the Committee. Each Deferral of an Equity Award, or portion thereof, shall be automatically allocated to a separate Stock Unit Account, which shall be designated by the Participant as either a Class Year Retirement Date Account or a Class Year Specified Date Account and the Participant shall specify the Payment Schedule for each such Account in accordance with Article V. If a Participant does not make any election with respect to the allocation of his or her Annual Deferral Amount, then the Participant shall be deemed to have elected to allocate the entire Annual Deferral Amount to his or her Class Year Retirement Account for such Class Year (or, with respect to a Deferral of an Equity Award, a Stock Unit Account designated as a Class Year Retirement Account) that pays in a lump sum upon the Participant’s Separation from Service. The Committee, in its sole discretion, may specify the maximum number of Class Year Retirement Accounts and/or Class Year Specified Date Accounts per year for each Participant.

4.4    Minimum Deferral Period. The Committee may, in its discretion, establish in a written communication during enrollment a minimum deferral period for the establishment of a

Iteris, Inc. Deferred Compensation Plan

Class Year Specified Date Account (which, in the absence of a contrary designation by the Committee, shall be no earlier than the second Plan Year following the end of the Plan Year in which the Compensation is first allocated to the Account). In the event a Participant’s Compensation Deferral Agreement allocates a component of Compensation to a Class Year Specified Date Account with a Payment Schedule that does not comply with the terms of this Section 4.3, the Compensation Deferral Agreement shall be deemed to allocate the Deferral to the Participant’s Class Year Retirement Account for such Class Year (or, in the case of an Equity Award Deferral, to a Stock Unit Account designated as a Class Year Retirement Account) and payable in a lump sum upon the Participant’s Separation from Service.

4.5    Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.6    Vesting. Participant Deferrals of cash Compensation shall be 100% vested at all times. A Participant’s Equity Awards shall vest in accordance with the vesting schedule applicable to the particular Equity Award under the Equity Plan (and if less than all of an Equity Award is deferred, the portion of the Equity Award that vests shall be allocated proportionately to the deferred and non-deferred portion of the Equity Award as and when it vests). Upon vesting of a Participant’s Equity Awards with respect to which a deferral election was made in accordance with this Article IV, the Participant’s Stock Unit Accounts will be credited with a number of Deferred Stock Units related to deferred portion of such vested Equity Award. In the event a Participant forfeits all or a portion of his or her Equity Award for which a deferral election was made, the unvested portion of such award shall be forfeited and no Deferred Stock Units shall be credited to the Participant’s Stock Unit Accounts with respect thereto.

4.7    Cancellation of Deferrals. To the extent any such cancellation will not result in a violation of Section 409A, the Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, and (ii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this clause (ii)).

Article V
Payments from Accounts

5.1    General Rules. A Participant’s Accounts become payable upon the first to occur of the payment events applicable to such Account under Sections 5.2 (if elected) through 5.6.
Payment events and Payment Schedules elected by the Participant shall be set forth in a valid Compensation Deferral Agreement that establishes the Account to which such elections apply in

Iteris, Inc. Deferred Compensation Plan

accordance with Article IV or in a valid modification election applicable to such Account as described in Section 5.9.

Payment amounts are based on Account Balances as of the date on which the actual payment is made.

5.2    Specified Date.

(a)    Commencement. Subject to Section 5.3, payment of a Class Year Specified Date Account will be made (or installment payments commence) on the first Business Day of the month and the calendar year designated by the Participant for such Account.

(b)    Form of Payment. A Class Year Specified Date Account will be paid will be made in a lump sum, unless the Participant elected to receive annual installments over a period of 2 to 15 years; provided, however, that the number of annual installments may not exceed 5 years for any Stock Unit Account. Payment will be made, or installment payments of such Class Year Specified Date Account shall commence on the first Business Day of the month and calendar year designated by the Participant for distribution of the Account. If a Class Year Specified Date Account is to be paid in the form of installments, any subsequent installment payments will be paid on the anniversary of the date the initial installment was made, or if such date is not a Business Day, then on the first Business Day thereafter.

    In the event of a Participant’s Separation from Service prior to the date elected by the Participant in his Compensation Deferral Agreement on which payment of a Class Year Specified Date Account was to commence, then such Class Year Specified Date Account will be paid as provided under Section 5.3 below. Any Class Year Specified Date Accounts with respect to which payments have commenced prior to the date of Participant’s Separation from Service shall continue to be paid in accordance with Section 5.2 and shall not be paid pursuant to Section 5.3.

5.3    Separation from Service.

(a)    General. Upon a Participant’s Separation from Service other than by reason of Participant’s death, the Participant is entitled to receive his or her Class Year Retirement Accounts, and the Account Balances of all Class Year Specified Date Accounts with respect to which payments have not yet commenced prior to the date of such Separation from Service.

(b)    Commencement. A Participant’s Accounts payable under this Section 5.3 shall will be paid or commence payment within 60 days following the date of Participant’s Separation from Service, unless the Participant elected to commence payment in a subsequent calendar year pursuant to Section 5.9.

Iteris, Inc. Deferred Compensation Plan

Notwithstanding any other provision of this Plan, to the extent delayed commencement of a Participant’s Accounts is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, payment of such Accounts to a Participant who is a “specified employee” as defined in Code Section 409A(a)(2)(B) at the time of his or her Separation from Service shall not be payable to the Participant prior to the earlier of (x) the expiration of the six-month period measured from the date of the Participant’s Separation from Service, or (y) the date of Participant’s death. Any amounts otherwise payable to the Participant during such period following the Participant’s Separation from Service that are no so paid by reason of this paragraph shall continue to be credited with Earnings during such period, and such amounts shall be paid within 30 days after the earlier to occur of the date in clause (x) or (y) above.

(c)    Form of Payment. Payment from the Accounts payable under this Section 5.3 will be made in a lump sum, unless the Participant’s Separation from Service constitutes a Retirement and Participant has elected in a Compensation Deferral Agreement to have such Account paid in a designated number of annual installments over a period of 2 to 15 years following such Retirement; provided, however, that the number of annual installments may not exceed 5 years for any Stock Unit Account. If an Account payable under this Section 5.3 is to be paid in the form of installments, any subsequent installment payments will be paid on the anniversary of the date the initial installment was made or if such anniversary date is not a Business Day, then on the next Business Day. If a Participant fails to select a form of distribution for his or her Account, distribution of such Account shall be made in a lump sum payment.

    Notwithstanding the foregoing, any Class Year Specified Date Accounts with respect to which payments have commenced prior to the date of Participant’s Separation from Service shall continue to be paid in accordance with Section 5.2 and shall not be paid pursuant to this Section 5.3.

5.4    Death. Notwithstanding anything to the contrary in this Article V, upon the death of the Participant (regardless of whether such Participant is an Eligible Individual at the time of death), all remaining vested Account Balances shall be paid to his or her Beneficiary in a single lump sum within 60 days following the date on which Participant’s death occurs.

(a)    Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.

Iteris, Inc. Deferred Compensation Plan

(b)    No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the Participant’s estate.
5.5    Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive a distribution from his or her Accounts. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of Deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first pro rata from the Participant’s Class Year Retirement Accounts that are not Stock Unit Accounts and then from the Participant’s Class Year Specified Date Accounts that are not Stock Unit Accounts and then from the Stock Unit Accounts that are Class Year Retirement Accounts and then the Class Year Specified Date Accounts, and when applying such reduction to any Class Year Specified Date Accounts starting with the Account having the latest payment commencement date until fully distributed, then continuing in this manner with the Account with the next latest payment commencement date until the full amount of the distribution is made. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

5.6    Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article V, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.

5.7    Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article V, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

5.8    Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payments will be made beginning as of the payment commencement date for such installments and shall continue to be made in each subsequent payment period until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the date of payment and (b) equals the remaining number of installment payments. With respect to Stock Unit Accounts, the amount of each installment payment shall be determined by dividing (a) by (b), where (a)

Iteris, Inc. Deferred Compensation Plan

equals the total number of Deferred Stock Units in such Stock Unit Account subject to the Payment Schedule and (b) equals the remaining number of installment payments. For purposes of Section 5.9, installment payments will be treated as a single payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VI hereof until the Account is completely distributed.

5.9    Modifications to Payment Schedules. Prior to a Separation from Service, a Participant may modify the Payment Schedule for any Account, consistent with the permissible Payment Schedules available under Sections 5.2 and 5.3, as applicable, provided such modification complies with the requirements of this Section 5.9 and Section 409A. A Participant may make a modification under this Section 5.9 once for each Account.

(a)    Time of Election. The modification election must be submitted to the Committee not less than 12 months prior to the date payments would have commenced under the Payment Schedule in effect prior to modification (the “Prior Election”).

(b)    Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the commencement date for payment, payments shall commence on the fifth anniversary of the date payment would have commenced under the Prior Election. For purposes of Section 5.9, installment payments will be treated as a single payment.

(c)    Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.

(d)    Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules or payment events of any other Accounts. In the event of an election to modify a Payment Schedule that does not satisfy the requirements of this Section 5.9, payments will be made in accordance with the Prior Election.

Article VI
Valuation of Account Balances; Investments
6.1    Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Deferred Stock Units shall be credited to the appropriate Accounts on the date the related Equity Award vests. Valuation of Accounts shall be performed under procedures approved by the Committee.

6.2    Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options

Iteris, Inc. Deferred Compensation Plan

selected in advance by the Committee, in accordance with the provisions of this Article VI (“investment allocation”).

6.3    Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

6.4    Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

6.5    Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

6.6    Company Stock. Deferrals of Equity Awards will be credited in the form of Deferred Stock Units upon vesting of such awards. A Participant may not allocate Deferred Stock Units to another investment option under the Plan. A Participant may not allocate cash Deferrals to a Stock Unit Account or designate Common Stock or Deferred Stock Units as an investment alternative for cash Deferrals.

    Dividend equivalents on Deferred Stock Units will be credited as provided in the Equity Plan and treated as Earnings for purposes of determining the time and form of payment from the Plan.

If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of stock or other securities of the Company on account of any recapitalization,

Iteris, Inc. Deferred Compensation Plan

reclassification, stock split, reverse split, combination of stock, exchange of stock, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such stock effected without receipt of consideration by the Company occurring after the Effective Date, the Committee will make appropriate adjustments to (a) the number and kind of shares of Common Stock for which Deferred Stock Units are outstanding, and (b) the number of Deferred Stock Units credited to each Participant’s Accounts.

6.7    Valuations Final After 180 Days. The Participant shall have 180 days following the Valuation Date on which the Participant failed to receive the full amount of Earnings and to file a claim under Article X for the correction of such error.

6.8    Medium of Payment. Payments to Participants in respect of Accounts shall be paid in cash; provided, however, that payments in respect of Deferred Stock Units shall be made in whole shares of Common Stock for each whole Deferred Stock Unit, and in cash for any fractional Deferred Stock Unit.  Deferred Stock Units issued to and shares of Common Stock paid to Participants under the Plan shall be issued and paid by the Company from the Equity Plan.

Article VII
Administration
7.1    Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article X.

7.2    Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The Committee, by a vote of a majority of its members, shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee and to replace members of the Committee, without the consent of the Participants and Beneficiaries.

Upon such Change in Control, the Company may not remove the Committee or its members, unless a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee. Notwithstanding the foregoing, the Committee shall not have authority to direct investment of trust assets under any rabbi trust described in Section 9.2.

The Participating Employers shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with

Iteris, Inc. Deferred Compensation Plan

respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

7.3    Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be first deducted from Compensation that has not been deferred to the Plan; provided, however, that, to the extent a Participant does not pay any sums required by federal, state or local tax law to be withheld with respect to any deferral or distribution hereunder, the Participating Employer shall be entitled to deduct such amounts from the Participant’s Accounts or Deferrals. Additionally, for distributions of shares of Common Stock in satisfaction of Deferred Stock Units, the tax withholding obligation may be satisfied by a reduction in the number of shares of Common Stock issued to the Participant having a fair market value equal to the applicable tax withholding obligation, but only if such reduction in shares is specifically approved by the Board or the Committee or as otherwise permitted by the Equity Plan or the award agreement evidencing the Equity Award underlying such Deferred Stock Units.

7.4    Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee, its delegates and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

7.5    Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

7.6    Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Article VIII

Iteris, Inc. Deferred Compensation Plan

Amendment and Termination
8.1    Amendment and Termination. Although each Participating Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article VIII. Each Participating Employer may also terminate its participation in the Plan. Upon the termination of the Plan with respect to any Participating Employer, the participation of the affected Participants who are employed by that Participating Employer shall terminate. However, after the Plan termination the Account Balances of such Participants shall continue to be credited with Participant Deferrals attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Article VIII. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Section 1.409A-3(j)(4)(ix) of the Treasury Regulations, a Participating Employer may provide that upon termination of the Plan, all Account Balances of the Participants shall be distributed in a lump sum, subject to and in accordance with any rules established by such Participating Employer deemed necessary to comply with the applicable requirements and limitations of Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.

8.2    Amendments. The Company, by action taken by its Board of Directors or the Compensation Committee thereof, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment (determined as if the Participant had incurred a voluntary Separation from Service on such date). The Committee shall have the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (a) conforming the Plan to the requirements of law; (b) facilitating the administration of the Plan; (c) clarifying provisions based on the Committee’s interpretation of the Plan documents; and (d) making such other amendments as the Board of Directors may authorize. No amendment is needed to revise the list of Participating Employers set forth on Schedule A attached hereto.

8.3    Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. Notwithstanding anything to the contrary in the Plan, if and to the extent the Committee shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Code Section 409A, the Committee shall have authority to take such action to amend, modify, cancel or terminate the Plan (effective with respect to all Employers) or distribute any or all of the amounts deferred by or for a Participant, as it deems necessary or advisable, including without limitation, the right to sever from the

Iteris, Inc. Deferred Compensation Plan

Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

Article IX
Informal Funding
9.1    General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers or a trust described in this Article IX. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Participant, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

9.2    Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

If a rabbi trust is in existence upon the occurrence of a “change in control,” as defined in such trust, unless otherwise provided in the applicable rabbi trust document, the Participating Employer shall, upon such change in control, and on each anniversary of the change in control, contribute in cash or liquid securities such amounts as are necessary so that the value of assets after making the contributions is at least equal to the total value of all Account Balances.

Article X
Claims
10.1    Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”) or the representative the Participant or Beneficiary authorizes to act on their behalf. Notice of a claim for payments shall be delivered to the Committee within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code Section 409A, and if not paid, the Participant or Beneficiary must file a claim under this Article X not later than 180 days after such latest date. If the Participant or Beneficiary fails to file a timely claim, the Participant forfeits any amounts to which he or she may have been entitled to receive under the claim.

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(a)    In General. Notice of the Committee’s decision with respect to a claim (other than claims based on disability) will be provided in writing within 90 days of the Committee’s receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a written notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)    Disability. The claims procedures in this subsection (b) shall apply only to claims for disability benefits with respect to which the Committee must use its discretion to make a determination as to whether or not the Participant is disabled. For the avoidance of doubt, if the disability determination is based solely on whether the Participant is entitled to disability benefits under the Social Security Act, the claim for benefits shall not be treated as a disability claim.
    Notice of the Committee’s decision with respect to claims based on disability will be provided within 45 days of the Committee’s receipt of the Claimant’s claim for disability benefits. If the Committee determines that it needs additional time to review the disability claim, the Committee will provide the Claimant with a written notice of the extension before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)    Contents of Notice.

(i)If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and in plain language. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR §§2520.104b-1 and 2520.104b-31 .

Iteris, Inc. Deferred Compensation Plan

(ii)For a claim (other than a disability claim), the notice of denial shall set forth the specific reasons for denial including (A) the specific reason or reasons for the denial; (Bi) cite the pertinent provisions of the Plan document, (C) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary, (D) an explanation of the claims review procedures and the time limits applicable to such procedures, including the right to appeal the decision, the deadline by which such appeal must be filed and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on appeal and the specific date by which such a civil action must commence under Section 10.4 and (E) an explanation of the Claimant’s right to submit a request for arbitration after the appeal is denied or deemed denied.

(iii)In the case of a complete or partial denial of a disability benefit claim, the notice shall set forth:

(A)the specific reason or reasons for the adverse benefit determination;

(B)reference to the specific Plan provisions on which the determination is based;

(C)a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary;

(D)    a discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(i)    the views presented by the Claimant to the Plan of health care professionals treating the Participant and vocational professionals who evaluated the Participant;

(ii)    the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(ii)    a disability determination regarding the Participant presented by the Claimant to the Plan made by the Social Security Administration;

(E)    Either the specific internal rule, guideline, protocols, standards or other similar criteria relied upon in making the adverse

Iteris, Inc. Deferred Compensation Plan

determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist;

(F)    If a disability claim was denied based on an exclusion or limit (such as a medical necessity requirement or an experimental treatment exclusion), either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Participant’s medical circumstances, or a statement that such explanation will be provided upon request free of charge;
(G)    A statement that the Claimant has the right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and
(H)     an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal and an explanation of the Claimant’s right to submit a request for arbitration after the appeal is denied or deemed denied.

10.2    Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relating to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)In General. Appeal of a denied benefits claim (other than a disability claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days

Iteris, Inc. Deferred Compensation Plan

following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review.

(b)Disability Benefits. Appeal of a denied disability benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial.
    The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 60 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim. The appeals official shall notify the Claimant of the benefit determination as soon as possible but not later than 5 days after it has been made.

(c)Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR §§2520.104b-1 and 2520.104b-31 . Such notice shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse decision on review and the specific date by which such a civil action must commence under Section 10.4, and (v) a statement of the Claimant’s right to submit a request for arbitration and the deadline for doing so.

For the denial of a disability benefit, the Appeals Committee will perform a full and fair review of the appeal in accordance with the following:

Iteris, Inc. Deferred Compensation Plan

(i)The Claimant may submit written comments, documents, records and other information relating to the claim for benefits;
(ii)The Claimant will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits;
(iii)The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.
(iv)The review will not afford deference to the initial adverse benefit determination and will be conducted by a Plan fiduciary who is different from and not subordinate to the fiduciary who denied the claim.
(v)The reviewing fiduciary shall either identify to the Claimant any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied on in making the benefit determination or, alternatively, notify the Claimant that such identification is available upon request and free of charge.
(vi)If the initial adverse benefit determination was based in whole or in part on a medical judgment, the reviewing fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who was not consulted on, nor subordinate to someone who was consulted on, the original claim.
(vii)If the reviewing fiduciary anticipates denying the Claimant’s appeal, whether in whole or in part, it must provide the information described in the next sentence to the Claimant as soon as possible and sufficiently in advance of the date the reviewing fiduciary is required to render its decision. The reviewing fiduciary shall provide the Claimant with (x) any new or additional evidence considered, relied upon, or generated by the Plan, insurer, or other person making the benefit determination (or at the direction of the Plan, insurer, reviewing fiduciary or such other person), and (y) if the anticipated adverse determination is based on a new or additional rationale, the rationale for the determination.

Subject to applicable law, any decision made in accordance with the Claims Procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law.

10.3    Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. The Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3 of the members of the

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Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

10.4    Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or administrative remedies under Sections 10.1 and 10.2. No such legal action may be brought more than 12 months following the notice of denial of benefits under Section 10.2, or if no appeal is filed by the applicable appeals deadline, 12 months following the appeals deadline.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control (including a “change in control” as defined in a rabbi trust described in Section 9.2) the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance and will be included in determining the Participating Employer’s trust funding obligation under Section 9.2.

10.5    Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

10.6    Arbitration.

(a)Prior to Change in Control. If, prior to a Change in Control, any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article X, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a

Iteris, Inc. Deferred Compensation Plan

single arbitrator. Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the

Iteris, Inc. Deferred Compensation Plan

motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Participating Employer may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section 10.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 10.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

Iteris, Inc. Deferred Compensation Plan

(b)Upon Change in Control. Upon a Change in Control, Section 10.6(a) shall not apply and any legal action initiated by a Participant or Beneficiary to enforce his or her rights under the Plan may be brought in any court of competent jurisdiction. Notwithstanding the Appeals Committee’s discretion under Sections 10.3 and 10.5, the court shall apply a de novo standard of review to any prior claims decision under Sections 10.1 through 10.3 or any other determination made by the Company, its Board of Directors, a Participating Employer, the Committee, or the Appeals Committee.

Article XI
General Provisions
11.1    Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

    A Participating Employer may assign any or all of its liabilities under this Plan in connection with any merger, restructuring, recapitalization, sale of assets or other similar transactions affecting the Company or any Participating Employer without the consent of the Participant, provided that any successor to the Company or Participating Employer in such transaction shall assume the obligations of the Company or Participating Employer under this Plan, as applicable, and be bound hereby to the same extent as the Company or such Participating Employer (whether or not such successor formally adopts the Plan or enters into a joinder agreement or similar instrument with respect to this Plan or creates a substitute arrangement).

11.2    No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

11.3    No Right to Continued Employment or Service. Nothing contained herein shall be construed to constitute a contract of employment or service between a Participant and a Participating Employer. Nothing contained herein shall be construed as changing a Participant’s status from employee to independent contractor or from independent contractor to employee.

11.4    Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is

Iteris, Inc. Deferred Compensation Plan

established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

Iteris, Inc.
1700 Carnegie Ave.
Suite 100
Santa Ana, CA 92705-5551
attn: human resources

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

11.5    Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

11.6    Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

11.7    Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored. If the Committee is unable to locate the Participant or Beneficiary after five years of the date payment is scheduled to be made, provided that a Participant’s Account shall not be credited with Earnings following the first anniversary of such date on which payment is to be made and further provided, however, that such benefit shall be reinstated, without further adjustment for interest, if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

11.8    Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

Iteris, Inc. Deferred Compensation Plan

11.9    Governing Law. To the extent not preempted by ERISA, the laws of the State of California shall govern the construction and administration of the Plan.

11.10    Compliance With Code Section 409A; No Guarantee. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted consistent with Code Section 409A. Although intended to comply with Code Section 409A, this Plan shall not constitute a guarantee to any Participant or Beneficiary that the Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or Beneficiary will not be subject to the additional taxes imposed under Section 409A. No Participating Employer shall have any legal obligation to a Participant with respect to taxes imposed under Code Section 409A.

    IN WITNESS WHEREOF, the undersigned executed this Plan as of the 30th day of September, 2020, to be effective as of the Effective Date.

Iteris, Inc. Deferred Compensation Plan

Iteris, Inc.

By:     /s/ Jeff McDermott             (Signature)
Name:      Jeff McDermott             (Name)
Its:     SVP, Human Resources         (Title)

Schedule A

Iteris, Inc. Deferred Compensation Plan

Participating Employers

Iteris, Inc.